PROSPECTUS SUPPLEMENT
(To Prospectus dated November 18, 2009)

Filed pursuant to Rule 424(b)(5)
No. 333-159375

Primary Offering:
1,652,033 Shares of Common Stock
Warrants to Purchase up to 813,008 Shares of Common Stock

Secondary Offering:
1,600,000 Shares of Common Stock

China Information Security Technology, Inc.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering directly to selected institutional investors, an aggregate of 1,652,033 shares of our common stock, par value $0.01 per share, at an offering price of $6.15 per share, and the selling stockholder named in this prospectus supplement is selling 1,600,000 shares. The purchasers of our shares in this offering will also receive warrants to purchase up to, in the aggregate, 813,008 shares of common stock at an exercise price of $6.15 per share. The warrants are exercisable for a period of 45 days following the date of issuance. We will not receive any proceeds from the sale of the shares by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CPBY.” On January 6, 2010, the last reported per share sale price of our common stock was $6.21. We do not intend to apply for listing of the warrants on any national securities exchange or for inclusion of the warrants in any automated quotation system.

You should carefully consider the risk factors beginning on page S-4 of this prospectus supplement and set forth in the documents incorporated by reference herein before making any decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share/	Per Warrant
	Total for Common	Share/Total for	Total Offering
	Shares	Warrant Shares
Primary Offering Price	$6.15/$10,160,002.95	$6.15/$5,000,005.35 (1)	$15,160,008.30 (1)
Placement Agent Fees	$0.3075/$508,000.1475	$0.3075/$250,000.2675	$758,000.415
Proceeds before expenses to us	$5.8425/$9,652,002.8025	$5.8425/$4,750,005.0825(1)	$14,402,007.885(1)
Secondary Offering Price	$6.15/$9,840,000	-	$9,840,000
Placement Agent Fees	$0.3075/$492,000.00	-	$492,000.00
Proceeds to the Selling Stockholder before expenses	$5.8425/$9,348,000.00	-	$9,348,000.00

____________________
(1) Assumes the valid exercise of the warrants received by the purchasers pursuant to this offering.

______________________________________

Rodman & Renshaw, LLC is acting as the placement agent for the sale of the shares of our common stock and the warrants to purchase shares of common stock, and for the sale of the shares of the selling stockholder. We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $350,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual primary and secondary offering amounts, placement agent fees and net proceeds to us and to the selling stockholder, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. The placement agent is not required to sell any specific number or dollar amount of the securities offered in this offering, but will use its best efforts to sell the securities offered. It is anticipated that the shares of common stock and the warrants will be delivered against payment thereon on or before January 12, 2010.

______________________________________

Rodman & Renshaw, LLC

The date of this prospectus supplement is January 7, 2010

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
ENFORCEABILITY OF CIVIL LIABILITIES	S-i
FORWARD-LOOKING STATEMENTS	S-i
SUMMARY	S-1
THE OFFERING	S-9
RISK FACTORS	S-12
USE OF PROCEEDS	S-17
PRICE RANGE OF COMMON STOCK	S-18
DIVIDEND POLICY	S-18
CAPITALIZATION	S-19
SELLING STOCKHOLDER	S-20
PLAN OF DISTRIBUTION	S-21
DESCRIPTION OF THE WARRANTS	S-23
LEGAL MATTERS	S-24
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-24

Prospectus

This prospectus supplement and the accompanying prospectus, dated November 18, 2009, are part of a registration statement on Form S-3 (File No. 333-159375) that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this “shelf” registration process, we, and the selling stockholder may from time to time sell any combination of securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering.

As permitted under the rules of the SEC, this prospectus incorporates by reference important information about us that is contained in documents that we file with the SEC, but that are not attached to or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Incorporation of Certain Information by Reference” for further information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document comprises two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus to which it relates. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock. This prospectus is an offer to sell only the shares and warrants offered hereby by us and the selling stockholder, but only under circumstances and in jurisdictions where it is lawful to do so.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of Nevada. Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been advised by our PRC counsel that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other form of reciprocity between the PRC and the United States governing the recognition of judgments, there is uncertainty on whether and/or upon what basis a PRC court would enforce judgments rendered by courts in the United States.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, the documents incorporated by reference herein or therein, and other written reports and oral statements made by us from time to time, may contain and incorporate “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “target,” “expects,” “management believes,” “we believe,” “we intend,” “we may,” “we will,” “we should,” “we seek,” “we plan,” the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the respective date or dates of or specified in the documents, written reports, and oral statements that contain such statements. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, and in documents incorporated herein and therein, including those set forth herein under the heading “Risk Factors,” describe factors, among others, that could contribute to or cause these differences.

S-i

Because the factors discussed in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus, and documents incorporated by reference herein or therein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

S-ii

SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Overview

We are a leading provider of integrated solutions for the information security sector, the Geographic Information Systems, or GIS sector, and the digital hospital information sector. We also provide an e-Government application platform and solutions technology. We are a Certificate Authority (CA) application provider for the Shenzhen municipality in PRC. The CA certification allows us to issue digital certificates that contain a public key that can be used by the public to encrypt messages and protect the identity of the user. The CA also certifies that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China's e-Government industry and can be integrated with our e-Government platforms and solutions to enhance customers' applications.

We are headquartered in Shenzhen, China and our common stock is listed on the Nasdaq Global Select Market. As of October 2009, we had more than 800 employees and 11 sales offices nationwide. We were founded in 1993.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through active industry consolidation and enhancement of our technical capabilities.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. A significant portion of our operations are conducted through iASPEC, our variable interest entity. iASPEC is a PRC domestic company owned by Jiang Huai Lin, our Chairman and Chief Executive Officer, who is a PRC citizen and resident. iASPEC is able to obtain governmental licenses that are restricted to PRC entities that have no foreign ownership. These licenses allow iASPEC to perform Police-use Geographic Information Systems, or PGIS, services for PRC governmental customers. Under our Amended and Restated Management Services Agreement, or MSA, among our subsidiary, IST, iASPEC and Mr. Lin, IST is entitled to receive 95% of the net received profit of iASPEC during the term of the Agreement, less costs and expenses related to sales, operations, and accrued but uncollected accounts receivable. In fiscal years 2008 and 2007, 48% and 68% of our revenues, respectively, were generated under this exclusive commercial arrangement with iASPEC. During the three and nine month periods ended September 30, 2009, $15.43 million and $38.51 million, respectively, or 53.80% and 55.45%, respectively, of our revenues was derived under the MSA.

Corporate Structure The following chart reflects our current corporate organizational structure: S-2

Corporate Structure

CPBY
NASDAQ
GLOBAL SELECT

NASDAQ:CPBY
China Information Security Technology, Inc.
(Nevada, U.S.A.)
China Public Security Holdings Limited
(British Virgin Island)
Information Security Software Investment Ltd.
(Hong Kong)
Information Security International Investment & Development Ltd.
(Hong Kong)
Information Security Technology (China) Company, Ltd.
(Mainland China)
Kwong Tai International Technology Ltd.
(Hong Kong)
HPC Electronics (China) Company Limited
(Hong Kong)
Information Security Software (China) Company Ltd.
(Mainland China)
Shenzhen Bocom Multimedia Display Technology Co., Ltd.
(Mainland China)
iASPEC Software Company, Ltd.
(Management Services Agreement)
Shenzhen Zhongtian Technology Development Co., Ltd.
(Mainland China)
Huipu Electronics (Shenzhen) Co., Ltd.
(Mainland China)
57%
Wuda Geoinformatics Co., Ltd.
(Mainland China)

CIST
China Information Security

Our Competitive Strengths

Our services are designed to provide our customers with integrated and innovative public safety and security solutions. We believe the following are our key competitive strengths.

  Broad and Growing Portfolio of Software and Services – We offer our customers location-based public security solutions through our growing portfolio of software and services offerings. We are therefore able to provide multiple integrated solutions for our clients. Government agencies use our core products to incorporate location-based data into their decision-making processes to drive more effective results. Through our platforms, our customers can develop customized location- based applications, which can be extended across their agencies to support a variety of needs and generate more valuable intelligence. As a complement to these offerings, we offer related services, such as application development, software upgrades, follow-on phases, and systems integration, which help our customers quickly implement and customize our solutions.

  Successful Implementation of High Profile Contracts – Our management team has a proven track record of successful implementation of high profile government contracts in China. This track record has enabled us to expand our customer base, which has grown beyond its historical geographic area in the Guangdong province and now includes customers in over 16 provinces throughout China. During 2007, we completed several large-scale system integration contracts relating to our First Responder Coordination System, our Intelligent Recognition System and our Residence Card Management System. We have successfully implemented our Consolidated Command System, or Three-in-One System, which combines the functions of the police emergency system, the fire emergency system, and the traffic control emergency system, in Shenzhen City, Guangdong and in Dongbang City, Hainan. We successfully implemented our Intelligent Recognition System at the Shenzhen Bay Port and the Futian Bay Port, the former of which received official recognition in July 2007 when China's President Hu Jintao inspected the system and became the first passenger to use the crossing. During the third quarter of 2009, the Company signed new contracts totaling $30.1 million from customers in 14 provinces and provincial cities in China. Some important contracts secured in the third quarter included: Shenzhen's Border Control Bureau Police-use GIS Command System, valued at $3.4 million; Nanning City's Traffic Police Command Center Video Surveillance System, valued at $3.2 million; the Shenzhen Entry-Exit Inspection and Quarantine Bureau First Responder Coordination Platform, valued at $1.0 million; and the Shenzhen Traffic Police Bureau Traffic Surveillance System, valued at $0.88 million. Of these contracts, 55% were won in the Digital Information Security Technology, or DIST, sector, 30% in our GIS sector, and 15% in the Digital Hospital Information Systems, or DHIS, sector. At the end of third quarter 2009, the total value of the Company's backlog increased by $1.4 million sequentially to $36.1 million, from $34.7 million in the previous quarter. We expect that the majority of these contracts will be recognized as revenue in 2009.

  High Barriers to Entry – We believe our qualifications, our successful contract implementation record, and the high cost of switching to other providers provide us with a "first mover" advantage in the PRC market and poses high barriers to entry for our potential competitors. Our VIE entity, iASPEC, holds the Computer System Integration Level 1 license from the PRC Ministry of Information, the Information System Security Service qualification from Guangdong Province and a State Secret-related Computer Information Integration Certificate, and iASPEC's 57% subsidiary, Geo, holds a Level A Certificate of Surveying & Mapping. As discussed above, we are gaining wider market recognition from our successful contract execution record. In addition, after investing in our systems, our existing customers have a strong incentive to purchase follow-on phases from us in order to expedite implementation and save costs.

  Scalability of Platform – We have digitized detailed proprietary information systems data related to Shenzhen City and Guangdong Province that can be leveraged for future civil-use applications in logistics, insurance, and location based services across industries. We believe that we are uniquely positioned to take advantage of future broad scale implementations in our core market sectors.

Our Growth Strategy

Our objective is to be the leading provider of integrated solutions for public security information technology, GIS, and related software service operations in China. Our intelligence solutions can help organizations make more insightful decisions and improve the efficiency of their internal processes. Our strategy for achieving this objective includes the following key elements:

  Expand geographic footprint to cover all major markets in China - We intend to leverage our strengths to expand into new geographic markets. For the third quarter of 2009 approximately 60% of our total revenue was generated through our operations in the Guangdong Province. We also have established offices in Guangzhou and Beijing, and work through representatives in Changsha, Hunan Province, and in Nanning, Guangxi Province. Our long-term plan is to manage our national operations through offices in six geographic hubs located in Guangzhou, Beijing, Shanghai, Wuhan, Chongqing and Xi'an. We believe that expanding our presence in new geographic areas will allow us to increase our cross-selling opportunities for our product and service offerings.

  Strengthen R&D capability to enhance and expand core products and further penetrate customer base – To provide our clients with innovative solutions, we expect to offer additional value-added services and add-ins to our current platform through continuous research and development, to enhance our product and service offerings and to maintain our leadership position in our core areas of focus.

  Continue to maintain our leading position in the rapidly growing public security technology market – We plan to leverage our strong brand recognition to obtain new customers and new projects from existing customers of our: (1) First Responder Coordination Platform, (2) Intelligent Recognition System and (3) Residence Card Information Management System product lines.

  Pursue strategic acquisitions to complement strong internal growth – We adhere to a focused and disciplined approach to identify, execute and integrate acquisitions. We intend to target acquisitions that enable geographic expansion, enhance our technological capabilities and competitive advantages, provide licensing and recurring revenue opportunities and propel our expansion into markets populated by high growth enterprises.

  Enhance our capabilities – We strive to improve our existing capabilities and develop new ones. We plan to leverage our PGIS strength and our recent acquisition of Geo to target planned expansion into civil-use GIS, enterprise class information security markets and other government sectors. Geo was founded in 1999 by Wuhan University, a leading university in Asia for GIS- related studies. Geo develops and sells GIS software, contracts surveying and mapping projects, produces space measurement data and provides technical consulting and supervision services for GIS projects. We also plan to capitalize on our recent acquisition of Zhongtian and its patented Medical Case Statistics Software to serve the growing demand for digital hospital and electronic medical record, or EMR, systems in China. Zhongtian is focused on the development and sale of Hospital Information Management Software in order to help build modern, scientific and digitized hospitals. Its products are widely used to efficiently manage hospital fiscal information, clinical information, medical technologies, equipment and inventory, as well as other comprehensive hospital information. We also plan to continue providing our superior E-Government Platform and to maintain strong relationships with our current clients.

We expect to execute these key elements of our growth strategy through a combination of investments in internal initiatives and through acquisitions. Internal initiatives will focus on expanding capacity and enhancing our technology and services capabilities. We also intend to focus on acquisition targets in regions into which we plan to expand and that produce complementary products and services.

Industry Overview

General

Over the past two decades, the PRC government has encouraged the development and use of new technologies for information and communication (or ICTs) and their application in all spheres of government, industry, education and culture. The term "Informatization" or "xinxihua" has been coined in China to describe the overall process of ICT application in China and has in recent years become a linchpin of central and many local economic development strategies.

As a part of the Informatization process, the PRC government has launched a series of online programs to accelerate its pace of implementing and using information technology to improve China's current government information management systems, and help promote China's economic development. The Informatization process has led to a growth in the use of information technology, such as e-Government platforms and GIS, for public security. An example of this has been the Government Online Project or GOP. The Government Online Project is a three-stage initiative: Stage One focused upon connecting 800-1,000 government offices and agencies to the Internet; Stage Two focused on having government offices and agencies move their information systems into compatible electronic form; and Stage Three focused on making government offices and agencies paperless. The purpose of the GOP is to create a centrally accessible administrative system that collects and transports data to and from users; users being the public and the enterprise system, as well as government departments.

On January 22, 1999, the GOP was formally launched by China Telecom and the State Economic and Trade Commission's Economic Information Center along with the Information Offices of more than 40 central government departments. The project interconnects government offices of every province, autonomous region and municipality. The network will promote the establishment of formal government websites to provide information and services and then (in theory) also facilitate collaboration between the government and the nation's growing number of IT enterprises. By developing the basic infrastructure and encouraging government agencies at all levels to incorporate Internet technologies, the government hopes to set the tone for online development and, ultimately, e-commerce. Our First Responder Coordination Platform, Intelligent Recognition System and Residence Card Information Management System are a part of the information technology implementation program of the public security sector in China.

Global GIS Industry

The GIS field is a rapidly growing field that identifies data according to location. GIS incorporates geographical features with data in order to assess real world problems. In the strictest sense, a GIS is a computer system capable of capturing, storing, analyzing, and displaying geographically referenced information. The term GIS also includes the procedures, operating personnel, and spatial data that go into the system.

The power of a GIS comes from the ability to relate different information in a spatial context and reach a conclusion about this relationship. Most of the information we have about our world contains a location reference, placing that information at some point on the globe. However, GIS can be used to emphasize objects on a map, their absolute location on the Earth's surface and their spatial relationships, in a series of attribute tables—the "information" part of a GIS. For example, while a computer-aided mapping system may represent a road simply as a line, a GIS may also recognize that road as the boundary between wetland and urban development between two census statistical areas. A GIS, therefore, can reveal important new information (such as whether features intersect or whether they are adjacent) that leads to better decision making or solutions.

Data Capture and Integration – In order to utilize a GIS, data must be directly entered into (or captured by) a GIS in digital form, that is, in a form the computer can recognize. A GIS can also convert existing digital information, which may not yet be in map form, into forms it can recognize and use. Map data may also be created by (1) digitizing maps by hand-tracing with a computer mouse on the screen or on a digitizing tablet to collect the coordinates of features, (2) using electronic scanners to convert maps to digits, or (3) uploading coordinates from Global Positioning System or GPS receivers into a GIS. Once a time-consuming process, the data capture process is now made easier by the development in the GIS industry of software tools to automatically extract features from satellite images or aerial photographs and create databases in map form for use in a GIS. Information Retrieval and Data Output – With a GIS you can "point" at a location, object, or area on the screen and retrieve recorded information about it from off-screen files. For example, using scanned aerial photographs as a visual guide, you can ask a GIS about the location of a fire, analyze the area around the fire and determine conditions of adjacency (what is next to it), containment (what is enclosed by it) and proximity (how close is something to it).

Another critical component of a GIS is its ability to produce graphics on the screen or on paper to convey the results of analyses to the people who make decisions about resources. Wall maps, Internet-ready maps, interactive maps and other graphics can be generated, allowing decision makers to visualize and thereby understand the results of analyses or simulations of potential events.

Components of GIS

Hardware – Hardware comprises the equipment needed to support the many activities ranging from data collection to data analysis. A central piece of the equipment is a workstation, which runs the GIS software and is the attachment point for the equipment. Data collection efforts can also require the use of a digitizer for conversion of hard copy data to digital data and a GPS data logger to collect the field. The use of handheld field technology is also becoming an important tool in GIS. With the advent of web-enabled GIS, web servers have become an important piece of equipment for GIS.

Software – Different software packages are important for GIS. Central to this is the GIS application package. Such software is essential for creating, editing and adding spatial and attributed data, therefore these packages contain a myriad of functions inherent to them. Extensions or add-ons are software that extends capabilities of the GIS software package. Component GIS software is the opposite of application software. Component GIS seeks to build software applications that meet a specific purpose and thus are limited in their spatial analysis capabilities. Utilities are stand-alone programs that perform a specific function. For example, a file format utility that converts from one type of GIS file to another. There is also web-GIS software that helps serve data through Internet browsers.

Data – Data is the core of any GIS. There are two primary types of data that are used in GIS, data in geodatabases and attribute data. A geodatabase is a database that is in some way referenced to locations on earth. Geodatabases are grouped into two different types: vector and raster. A vector image is stored as geometric objects, such as lines and arcs, which are drawn between specific coordinates. If you magnify a vector image you see the lines more accurately, and the line edges stay smooth. A raster image is made up from pixels, like the picture obtained from a scanner, or the screen image on a computer monitor, and has a finite amount of detail which is dependent upon the image size and resolution. However, the closer you look at a raster image the coarser it appears and you don't see any extra detail. Vector drawings are utilized in GIS and other applications where accuracy is important. Usually coupled with this data is data known as attribute data. Attribute data are data that relate to a specific, precisely defined location. The data are often statistical but may be text, images or multi-media. These are linked in the GIS to spatial data that define the location.

People – Well-trained people knowledgeable in spatial analysis and skilled in using GIS software are essential to the GIS process.

Public Sector Use of GIS

GIS can be used by the public sector in the following ways:

Pubic Safety and Emergency Response Planning – GIS technology gives public safety personnel the ability to manage and analyze large amounts of location-based information. Data (including files from legacy systems) can be stored in a geodatabase and used to visualize spatial relationships and reveal trends critical to public safety response and planning. Computer-generated maps can be shared across a network or the Internet with multiple agencies to coordinate efforts and maximize resources.

Law Enforcement – GIS software uses geography and computer-generated maps as an interface for integrating and accessing massive amounts of location-based information. GIS allows law enforcement and criminal justice personnel to effectively plan for emergency response, determine mitigation priorities, analyze historical events, and predict future events. GIS can also be used to get critical information to emergency responders upon dispatch or while en route to an incident to assist in tactical planning and response. While law enforcement agencies collect vast amounts of data, only a very small part of this information can be absorbed from spreadsheets and database files. GIS provides a visual, spatial means of displaying data, allowing law enforcement agencies to integrate and leverage their data for more informed decision making.

Public Works and Development – Use of GIS software in public works improves efficiency and productivity to better serve citizens. For example, GIS applications are in demand in connection with the construction of the Pan Asia Railway and development of the Meigong River and Tumen River in the Northwest of China. Such public works systems could use GIS to connect all divisions in a public works department from engineering to accounting, which streamlines work flows, asset management, operations, and planning. Using a GIS throughout the department allows all sections to share and easily access geographic data. GIS promotes data integrity and facilitates better communication and decision making throughout the organization.

Economic Development – GIS may be used to foster economic development. Agencies could work to advance the quality of life and strengthen the economic base of their region by retaining and growing existing businesses and attracting new investment.

Urban Planning and Site Selection – Information regarding a proposed site for parcel zoning, transportation planning, waste disposal or other use may be combined and manipulated in a GIS to address planning and natural resource issues (such as the location of a water well near a proposed waste disposal site) to guarantee the quality of life for everyone in livable communities. Planning agencies have realized the power of enterprise GIS to identify problems, respond to them efficiently, and share the results with the public.

Our Selling Stockholder

The selling stockholder in this offering, Mr. Jiang Huai Lin, is our President, Chief Executive Officer and Chairman and sole shareholder of our VIE entity, iASPEC. Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all of the issued and outstanding stock of CPSH from Jiang Huai Lin for 25,500,000 shares of our common stock. As a result of these transactions CPSH became our wholly-owned subsidiary, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock. As of January 6, 2010, Mr. Lin beneficially owned 21,750,080 shares of our common stock, including 2,600,000 shares held indirectly through Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin, which represents 43.59% of the outstanding shares of our common stock. Assuming the sale by Mr. Lin of the 1,600,000 shares of our common stock in this offering and the sale of all the shares that we are offering, Mr. Lin would continue to beneficially own 20,150,080 shares of our common stock, which would represent approximately 39.09% of the shares of our common stock to be outstanding after this offering. Beneficial ownership percentages are calculated based on Rule 13d-3 of the Exchange Act using 49,899,141 shares of common stock outstanding as of January 6, 2010.

Principal Executive Offices

Our corporate headquarters are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People's Republic of China. Our telephone number is (+86) 755-8370-8333. We maintain a website at www.chinacpby.com that contains information about us and our subsidiaries, but that information is not a part of this prospectus or incorporated by reference herein.

Conventions

In this prospectus supplement, unless otherwise indicated, references to

  “Bocom” are to Shenzhen Bocom Multimedia Display Technology Co., Ltd, a PRC company,

  “China” and “PRC,” are to the People's Republic of China,

  “CIST,” “we,” “us,” or “our” and the “Company” are to the combined business of China Information Security Technology, Inc. and its wholly-owned subsidiary, CPSH; along with CPSH's wholly-owned subsidiaries, IST and ISSI; and ISSI's wholly-owned subsidiary, ISS; ISIID, and its operating PRC subsidiary, Bocom; iASPEC, to whose operations we succeeded on October 9, 2006 and who became our variable interest entity effective July 1, 2007, and its 57% majority owned subsidiary, Geo; and Kwong Tai, and its wholly-owned PRC subsidiary, Zhongtian,

  “CPSH” are to China Public Security Holdings Limited, a British Virgin Islands company,

  “Geo,” are to Wuda Geoinformatics Co., Ltd., a PRC company,

  “Hong Kong,” are to the Hong Kong Special Administrative Region of China,

  “iASPEC” are to iASPEC Software Co., Ltd., a PRC company,

  “ISIID,” are to Information Security International Investment and Development Limited, a Hong Kong company,

  “ISS,” are to Information Security Software (China) Co., Ltd., a PRC company,

  “ISSI” are to Information Security Software Investment Limited, a Hong Kong company,

  “IST” are to Information Security Technology (China) Co., Ltd., a PRC company,

  “Kwong Tai,” are to Kwong Tai International Technology Limited, a Hong Kong company, and

  “Zhongtian,” are to Shenzhen Zhongtian Technology Development Company Ltd. a PRC company.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	1,652,033 shares

Warrants to purchase common stock	Include 813,008 shares of common stock underlying the warrants, exercisable at $6.15 per share for 45 days following the issuance of the shares in this offering

Common stock offered by the selling stockholder	1,600,000 shares

Common stock to be outstanding after this offering	51,551,174 shares (not including warrant shares) (1)

Manner of offering	The sale of shares of our common stock is being made pursuant to a securities purchase agreement between us and the purchaser. See “Plan of Distribution.”

Use of proceeds

We will use the net proceeds we receive from the sale of the shares of common stock and warrants hereby for general working capital. We will not receive any proceeds from the sale of shares by the Selling Stockholder. See “Use of Proceeds.”

NASDAQ Global Select Market Symbol	CPBY

__________________
(1) Based on 49,899,141 shares of common stock outstanding prior to the closing of this offering as of January 6, 2010 and excludes any (1) unexercised options and warrants, (2) convertible securities that have not yet been converted, and (3) other securities of the Company that are exercisable or exchangeable for, or convertible into, common stock of the Company that have not yet been so exercised, exchanged or converted.

Summary Consolidated Financial Information

The following tables set forth our summary consolidated financial data as of and for the years ended December 31, 2008 and 2007, as well as summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008. The summary consolidated financial data set forth below has been derived from our audited consolidated financial statements and related notes thereto where applicable for the respective fiscal years. The summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008, were derived from our unaudited condensed consolidated financial statements and related notes thereto. The summary consolidated financial data should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K/A for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which are incorporated by reference herein. These historical results are not necessarily indicative of the results to be expected in the future. The results of ISS, Bocom, Geo, and Zhongtian are included from their dates of acquisition of November 7, 2007, February 1, 2008, April 1, 2008, and November 1, 2008, respectively.

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2009	2008	2008	2007
	(unaudited)
Statements of Income Data (in thousands):
Total Revenue	$69,449	$57,730	$85,301	$30,343
Total Cost	34,579	29,539	46,222	12,373
Administrative expenses	(6,984)	(6,226)	(10,159)	(3,289)
Research and development expenses	(1,912)	(1,978)	(2,596)	(798)
Management fee	-	-	-	(92)
Selling expenses	(1,954)	(1,573)	(2,441)	(480)
Subsidy income	674	264	-	-
Other income, net	167	112	939	79
Interest income	238	182	215	139
Interest expense	(226)	(83)	(179)	-
Income tax expense	(3,478)	(907)	(1,548)	(107)
Less: Net income attributable to the non-controlling interest	(115)	(177)	(241)	(90)
Income from continuing operations	21,397	17,983	23,069	13,331
Income from discontinued operations (net of tax of $0)	-	858	718	-
Net income	21,397	18,841	23,787	13,331
Foreign currency translation gain
	643	4,251	4,580	1,468
Comprehensive income	$22,040	$23,092	$28,367	$14,799
Statements of Cash Flow Data (in thousands):
Net cash provided by operating activities	$8,326	$3,978	$4,548	$1,607
Net cash used in investing activities	(8,579)	(7,544)	(21,045)	(31,965)
Net cash provided by financing activities	5,112	4,789	5,228	49,535
Effect of exchange rate changes on cash and cash equivalent	40	596	1,079	405
S-10

	As of
	September 30,
	2009	As of December 31,
		2008	2007
Balance Sheet Data (in thousands):
Cash and cash equivalents	$14,464	$9,565 $	19,755
Property and equipment, net	23,575	23,556	13,827
Total assets	183,045	148,468	88,854
Total current liabilities	37,827	25,463	4,787
Total stockholders’ equity	129,787	109,098	74,006
S-11

RISK FACTORS

Before you invest in our common stock, you should carefully consider the risk factors specified below, those risk factors set forth in the accompanying prospectus, our annual report on Form 10-K/A for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, together with all of the other information and documents included or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus and the documents incorporated by reference herein or therein, in evaluating an investment in our common stock. If any of the risks discussed below, in the accompanying prospectus, any free writing prospectus, our annual report on Form 10-K/A for the year ended December 31, 2008 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, or in any document incorporated by reference into this prospectus supplement, the accompanying prospectus, or any free writing prospectus were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We are not likely to sustain our recent growth rate.

Our revenues have grown significantly in the last few years, primarily resulting from our strategic acquisitions, including our acquisition of Fortune Fame and its operating subsidiary Information Security Development Technology (Shenzhen) Company Ltd., Bocom Multimedia Display Company Limited and the acquisition of Wuhan Wuda Geoinformatics Co., Ltd. by our variable interest entity, iASPEC Software Co., Ltd. Specifically, our revenue has grown 157%, between the fiscal year 2007 and the fiscal year 2006 (including revenue earned by our predecessor in fiscal year 2006) and 181%, between the fiscal year 2008 and the fiscal year 2007. Additionally, our net income has grown 135%, between the fiscal year 2007 and the fiscal year 2006 (including revenue earned by our predecessor in fiscal year 2006) and 78%, between the fiscal year 2008 and the fiscal year 2007. We are not likely to sustain similar growth in revenues or net income in future periods due to a number factors, including, among others, the greater difficulty of growing at sustained rates from a larger revenue base and our ability to identify and consummate strategic acquisitions. Accordingly, you should not rely on the results of any prior period as an indication of our future financial and operating performance.

Our quarterly operating results are difficult to predict and could fall below investor expectations or estimates by securities research analysts, which may cause the trading price of our common stock to decline.

Our revenues and operating results can vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control, such as variations in the volume of business from customers resulting from changes in our customers' operations, the business decisions of our customers regarding the use of our products and services, delays or difficulties in expanding our operational facilities and infrastructure, changes to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects and currency fluctuations. As many of our employees take long vacations during the Chinese New Year in the first quarter, our revenues in that quarter are relatively low compared to the other quarters. Moreover, our results may vary depending on our customers' business needs and spending patterns. Due to the annual budget cycles of most of our customers, we may not be able to estimate accurately the demand for our products and services beyond the immediate calendar year, which could adversely affect our business planning and may have a material adverse effect on our business, results of operations and financial condition. In addition, the volume of work performed for specific customers is likely to vary from year to year. Thus, a major customer in one year may not provide the same amount or percentage of our revenues in any subsequent year.

These fluctuations are likely to continue in the future and operating results for any period may not be indicative of our performance in any future period. If our operating results for any quarterly period fall below investor expectations or estimates by securities research analysts, the trading price of our common stock may decline.

We generally do not have exclusive or long-term agreements with our customers and we may lose their engagement if they are not satisfied with our products and services or for other reasons.

We generally do not have exclusive or long-term agreements with our customers. As a result, we must rely on the quality of our products and services, industry reputation and favorable pricing to attract and retain customers. There is no assurance, however, that we will be able to maintain our relationships with current and/or future customers. Our customers may elect to terminate their relationships with us if they are not satisfied with our services. If a substantial number of our customers choose not to continue to purchase products and services time from us, it would have a material adverse effect on our business and results of operations.

We face risks once a business is acquired and the acquired companies may not perform to our expectations, either of which may adversely affect our results of operations.

We face risks when we acquire other businesses. These risks include:

  difficulties in the integration of acquired operations and retention of personnel,

  entry into unfamiliar markets,

  unforeseen or hidden liabilities,

  tax, regulatory and accounting issues, and

  inability to generate sufficient revenues to offset acquisition costs.

Acquired companies may not perform to our expectations for various reasons, including the loss of key personnel or, as a result, key customers, and our strategic focus may change. As a result, we may not realize the benefits we anticipated. If we fail to integrate acquired businesses or realize the expected benefits, we may lose the return on the investment in these acquisitions, incur transaction costs and our results of operations could be materially and adversely affected as a result.

Risks Related to Doing Business in China

If we fail to obtain or maintain all licenses and approvals required to operate our businesses in the PRC, our business and operations may be adversely affected.

Fulfillment of certain Police-Use Geographical Information Services, or PGIS, contracts with PRC Government customers is restricted to entities possessing the necessary government licenses and approvals which our subsidiary Information Security Technology (China) Co., Ltd. or IST, does not have. We currently perform PGIS contracts through our VIE, iASPEC, which possesses the requisite licenses and approvals, pursuant to our Management Services Agreement with iASPEC, whereby iASPEC exclusively engages IST as its subcontractor to provide iASPEC with outsourcing services (to the extent that those services do not violate any special governmental permits held by iASPEC and do not involve the improper transfer of any sensitive confidential governmental or other data). If the PRC government determines that we are operating without the requisite licenses we may become subject to administrative penalties or an order to discontinue our business operations, both of which could have a material adverse effect on our business and results of operations. For a discussion of the risks attendant to our commercial relationship with iASPEC, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Item 1A. "Risk Factors—Risks Relating to Our Commercial Relationship with iASPEC".

The digital security, geographic, and hospital information systems markets in China are highly competitive, and we may fail to compete successfully, thereby resulting in loss of customers and decline in our revenues.

The digital security, geographic, and hospital information systems markets in China are intensely competitive and are characterized by frequent technological changes, evolving industry standards and changing customer demands. We have competition from multiple domestic competitors in each segment. Increased competition may result in price reductions, reduced margins and inability to gain or hold market share.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The increase in the PRC enterprise income tax could result in a decrease of our net income and materially and adversely affect our financial condition and results of operations.

Our PRC subsidiaries are incorporated in the PRC and are governed by applicable PRC income tax laws and regulations. Prior to January 1, 2008, entities established in the PRC were generally subject to a 30% state and 3% local enterprise income tax rate. There were various preferential tax treatments promulgated by national tax authorities that were available to foreign-invested enterprises or enterprises located in certain areas of China. The PRC Enterprise Income Tax Law, or the EIT Law, was enacted on March 16, 2007 and became effective on January 1, 2008. The implementation regulations under the EIT Law issued by the PRC State Council became effective January 1, 2008. Under the EIT Law and the implementation regulations, the PRC has adopted a uniform tax rate of 25% for all enterprises (including foreign-invested enterprises) and revoked the previous tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, there is a transition period for enterprises, whether foreign-invested or domestic, that received preferential tax treatments granted in accordance with the then prevailing tax laws and regulations prior to January 1, 2008. Enterprises that were subject to an enterprise income tax rate lower than 25% prior to January 1, 2008 may continue to enjoy the lower rate and gradually transition to the new tax rate within five years after the effective date of the EIT Law. As a wholly-owned FIE, our PRC subsidiary, IST, was approved by PRC tax authorities on August 10, 2007, to enjoy a two-year tax exemption, followed by a 50% exemption for three years, retroactive to as of January 1, 2007. Since the EIT Law permits companies, such as IST, that were previously exempt from taxes or that had concessional rates to retain their preferences until the original expiration date the EIT Law does not impact IST's income tax qualification to enjoy a tax exemption in fiscal year 2008 and IST will continue to qualify for a 50% tax exemption for the two years thereafter. EIT exemptions claimed by IST may become payable if IST were to dissolve within the next 10 years. The tax rate for IST in 2009 is 10%. ISS is a foreign invested enterprise incorporated in Shenzhen entitled a preferential enterprise income tax rate of 15% prior to the new EIT law, which was transited to 18% in 2008 and 20% in 2009. We cannot assure you that the preferential income tax rates that we enjoy will not be phased out at a faster rate or will not be discontinued altogether, either of which could result in a decrease of our net income and materially and adversely affect our financial condition and results of operations.

Under the New Enterprise Income Tax, or EIT, Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as "resident enterprises" clarified that dividends and other income paid by such "resident enterprises" will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such "resident enterprises" to various reporting requirements with the PRC tax authorities.

In addition, the recent circular mentioned above sets out criteria for determining whether "de facto management bodies" are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents like us and some of our subsidiaries.

Therefore, although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that China Information Security Technology, Inc. is a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

In addition, under the EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, dividends from Shenzhen Bocom, Information Security Software, Information Security Technology, Shenzhen Zhongtian Technology Development Co., Ltd. and Huipu Electronics (Shenzhen) Co., Ltd. paid to us through our Hong Kong subsidiaries may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if our Hong Kong subsidiaries are considered as "beneficial owners" that are generally engaged in substantial business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

Dividends declared and paid from pre-January 1, 2008 distributable profits are grandfathered under the New EIT Law and are not subject to withholding tax.

We have limited insurance coverage for our operations in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. We have determined that the risks of disruption or liability from our business, the loss or damage to our property, including our facilities, equipment and office furniture, the cost of insuring for these risks, and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption, litigation or property insurance coverage for our operations in China except for insurance on some company owned vehicles. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may result in the incurrence of substantial costs and the diversion of resources, which could have an adverse effect on our operating results.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

All of the shares of our common stock sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our common stock may be sold in the public market following this offering, which may cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the shares of common stock and warrants offered by us pursuant to this prospectus supplement and the accompanying prospectus for general working capital purposes.

We will also use the proceeds:

  to pay the placement agent fees of approximately $508,000;

  to pay the fees and expenses for legal, accounting, and other services received in connection with the negotiation, preparation, execution, delivery, and performance of the securities purchase agreement under which this offering is being consummated; and

  to pay for all transfer agent fees, and taxes and duties, if any, levied in connection with the delivery of any shares to the purchasers in this offering.

We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering. The selling stockholder will immediately reimburse us for his pro rata portion of the placement agent fees and expenses relating to this offering, and therefore this portion of the placement agent fees is not reflected above.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CPBY.”

The following table sets forth, for the periods indicated, the high and low reported sales prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Sales Prices (1)
	High	Low
Year ended December 31, 2009
First Quarter (through January 6, 2010)	$6.30	$6.21
Year ended December 31, 2009
Fourth Quarter	$7.85	$5.21
Third Quarter	5.54	2.60
Second Quarter	3.99	2.55
First Quarter	3.93	1.83
Year ended December 31, 2008
Fourth Quarter	$4.75	$3.00
Third Quarter	5.66	4.00
Second Quarter	7.45	5.56
First Quarter	8.30	4.20

________

(1)

The last reported sales price of our common stock on the NASDAQ Global Select Market on January 6, 2010 was $6.21. As of January 6, 2010, there were approximately 53 stockholders of record of our common stock. Certain of our shares are held in “nominee” or “street” name; accordingly, we believe the number of beneficial owners is greater than the foregoing number.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Our Board of Directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2009, both on an actual basis and as adjusted to give effect to the sale of 1,652,033 shares of common stock by us in this offering at a public offering price of $6.15 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Use of Proceeds” and our unaudited consolidated financial statements, including the related notes, included or incorporated by reference in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(dollars in thousands, except
	per share data)
Cash and cash equivalents	$14,464	$23,938
Current Liabilities
Short-term bank loans	11,461	11,461
Accounts payable	16,535	16,535
Advances from customers	2,930	2,930
Amount due to related parties	576	576
Accrued payroll and benefits	1,432	1,432
Other payables and accrued expenses	1,952	1,952
Income tax payable	2,941	2,941
Total Current Liabilities	37,827	37,827
Stockholder’s Equity
Common stock, par value $0.01; authorized capital 200,000,000 shares; shares outstanding as of September 30, 2009: 48,803,211 shares, actual, 53,657,211, as adjusted for this offering	223	239
Treasury stock, at cost (6,000 shares)	(11)	(11)
Additional paid-in capital	64,298	75,756
Reserve	4,965	4,965
Retained earnings	55,029	55,029
Accumulated other comprehensive income	5,285	5,285
Total Stockholders’ Equity	129,789	139,263

Non-controlling interest	15,430	15,430
Total Equity	$145,219	$154,693

Total Capitalization	183,046	192,520

SELLING STOCKHOLDER

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of January 6, 2010 by the selling stockholder, as adjusted to reflect the sale of shares in this offering. Information with respect to beneficial ownership is based upon information obtained from the selling stockholder.

The selling stockholder in this offering, Mr. Jiang Huai Lin, is our President, Chief Executive Officer and Chairman and sole shareholder of our VIE entity, iASPEC. Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all of the issued and outstanding stock of CPSH from Jiang Huai Lin for 25,500,000 shares of our common stock. As a result of these transactions CPSH became our wholly-owned subsidiary, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock. As of January 6, 2010, Mr. Lin beneficially owned 21,750,080 shares of our common stock, including 2,600,000 shares held indirectly through Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin, which represents 43.59% of the outstanding shares of our common stock. Assuming the sale by Mr. Lin of the 1,600,000 shares of our common stock in this offering and the sale of all the shares that we are offering, Mr. Lin would continue to beneficially own 20,150,080 shares of our common stock, which would represent 39.09% of the shares of our common stock to be outstanding after this offering. Beneficial ownership percentages are calculated based on Rule 13d-3 of the Exchange Act using 49,899,141 shares of common stock outstanding as of January 6, 2010.

The selling stockholder has informed us that he is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Shares listed under the heading “Shares Being Offered Hereby” represent the number of shares that may be sold by the selling stockholder pursuant to this prospectus supplement. The information under the heading “Beneficial Ownership After Offering” assumes the selling stockholder sells all of his shares offered pursuant to this prospectus supplement to unaffiliated third parties, that the selling stockholder will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholder will continue to be beneficially owned. Such heading is reflected assuming the sale by such selling stockholder of all shares offered for sale by this prospectus supplement.

The information under the heading “Shares of Common Stock Beneficially Owned Prior to Offering” is determined in accordance with the rules of the SEC, and, except as noted, includes voting and investment power with respect to shares of common stock. Shares of common stock subject to options, warrants, or issuable upon conversion of convertible securities currently exercisable or exercisable within 60 days from January 6, 2010 are deemed outstanding for computing the percentage ownership of the selling stockholder. Unless otherwise indicated below, to our knowledge, the selling stockholder has sole voting and investment power with respect to his shares of common stock, except to the extent authority is shared by spouses under applicable laws. Unless indicated below, the address of the selling stockholder is c/o China Information Security Technology, Inc., 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People's Republic of China.

Beneficial
Ownership After
	Shares of Common		Shares	Offering (assuming
	Stock Beneficially		Being	no exercise of
Name of Selling	Owned Prior to		Offered	option to purchase
Stockholder	Offering		Hereby	additional shares)

	Number	Percent (1)		Number	Percent (2)

Jiang Huai Lin (3)	21,750,080	43.59%	1,600,000	20,150,080	39.09%

________

(1)	Includes 1,600,000 shares of our common stock held by Mr. Lin indirectly through Total Devices Management, Ltd., an entity that is wholly-owned by Mr. Lin.

(2)	Applicable percentage of ownership for the selling stockholder is based on 49,899,141 shares of our common stock outstanding as of January 6, 2010.

(3)

Based upon 51,551,174 shares of common stock outstanding after the completion of this offering, assuming the sale by us and the selling stockholder of all of the shares being offered. Following the completion of this offering, the selling stockholder will own approximately 39.09% of our common stock outstanding based on such amount, or approximately 38.48% if all of the warrants that we are offering hereby are validly exercised.

PLAN OF DISTRIBUTION

On January 7, 2010, we and the selling stockholder entered into a securities purchase agreement with certain purchasers providing for the sale by us to such purchasers of a total of 1,652,033 shares of our common stock at a purchase price of $6.15 per share, warrants to purchase up to 813,008 shares of common stock at an exercise price of $6.15 per share, and the sale by the selling stockholder to such purchasers of a total of 1,600,000 shares of our common stock at a purchase price of $6.15 per share, and upon the terms and conditions set forth herein and therein. The warrants are exercisable for a period of 45 days following the date of issuance. Subject to the terms and conditions contained in our placement agency agreement, Rodman & Renshaw, LLC agreed to act as exclusive placement agent for the sale of these securities. The placement agent is not purchasing or selling any shares of our common stock or other securities by this prospectus supplement or the accompanying base prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares or other securities, but will use best efforts to arrange for the sale of all the shares and warrants.

The securities purchase agreement provides that the obligations of the purchasers are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain documents and materials from us.

We and the selling stockholder negotiated the price for the common stock and warrants offered in this offering with the purchasers. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, our past and present operations, and our prospects for future revenues.

Rodman & Renshaw, LLC may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them in connection with the offering might be deemed to be underwriting discounts and commissions under the Securities Act.

As underwriters, Rodman & Renshaw, LLC and any broker-dealer or agent acting on its behalf would be subject to liability under the federal securities laws and would be required to comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and, to the extent applicable, Regulation M under the Exchange Act. Under these rules and regulations, Rodman & Renshaw, LLC and any broker-dealer or agent acting on its behalf:

  may not engage in any stabilization activity in connection with our securities;

  must furnish each broker which offers securities covered by this prospectus with the number of copies of this prospectus and any prospectus supplement that are required by each broker; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Confirmations and definitive prospectuses will be distributed to the purchasers of the common stock and the warrants, informing the purchasers of the closing date as to such shares and warrants. We currently anticipate that closing of the sale of the shares of common stock and the warrants will take place on or before January 11, 2010. The purchasers will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the closing date, the following will occur:

  we and the selling stockholder will deliver the common stock and warrants to the purchasers;

  we and the selling stockholder will receive funds in the amount of the aggregate purchase price; and

  the placement agent will be paid its fee.

We will pay the placement agent a commission equal to 5.0% of the gross proceeds of the sale of shares of common stock and warrants in the offering, including the shares being offered by the selling stockholder. The selling stockholder will reimburse us for his pro rata portion of the placement agent fees. Additionally, we will pay a cash fee out of any proceeds from the exercise of the warrants that are solicited by the placement agent or otherwise in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110, equal to 5% of the aggregate cash exercise price received by the Company upon such exercise, if any (the “Warrant Solicitation Fee”), provided, however, the Warrant Solicitation Fee shall be reduced to the extent (and only to the extent) that the placement agent’s aggregate compensation for this offering, as determined under FINRA Rule 5110, would otherwise exceed 8%.

We will pay all of our and the selling stockholder’s expenses incurred in this offering and will be reimbursed by the selling stockholder for expenses incurred with respect to his pro rata portion of the offering. Our and the selling stockholder’s estimated expenses of the offering are $350,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock. After deducting the fees described above due to the placement agent and our estimated offering expenses, we expect the net proceeds to us from this offering, assuming that the warrants that we sell in this offering are exercised, will be approximately $14.18 million. If the warrants are not exercised, we estimate that our net proceeds from this offering will be approximately $9.47 million. We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering.

From time to time in the ordinary course of business, the placement agent or its affiliates may in the future engage in investment banking and/or other services with us or the selling stockholder for which they may receive compensation, but neither we nor the selling stockholder have any current agreements in place with the placement agent.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the securities purchase agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Copies of the form of the securities purchase agreement and the placement agency agreement are included as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K to be filed with the SEC in connection with the consummation of this offering.

The transfer agent for our common stock is Island Stock Transfer, Inc.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CPBY.”

DESCRIPTION OF THE WARRANTS

The following description summarizes the material terms and provisions of the warrants being offered under this prospectus supplement.

Exercise Price. The warrants are exercisable for shares of common stock at an exercise price of $6.15 per share.

Exercise Period. The warrants are exercisable for 45 days beginning on the date of initial issuance of the warrants.

Exercise of Warrants. The warrants will entitle the holders to purchase shares of common stock at the exercise price stated above. The holders of the warrants may only exercise the warrants in whole and may not exercise the warrants in part. The warrants may be exercised at any time during the Exercise Period, upon the surrender of the warrants to us and payment of the exercise price to us in cash at the time of exercise. The exercise price is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price is also subject to appropriate adjustment in the event that we issue rights, warrants, options to purchase common stock or other securities, evidences of indebtedness, or assets to all of our stockholders except for the holders of the warrants at a price per share less than a reference price defined in the warrants.

This description of the warrants is qualified in its entirety by reference to the form of warrant, a copy of which has been provided to the purchasers and is included as Exhibit 4.1 to our Current Report on Form 8-K to be filed with the SEC in connection with the consummation of this offering.

LEGAL MATTERS

Holland and Hart LLP and Pillsbury Winthrop Shaw Pittman LLP will issue legal opinions as to the validity of the issuance of the securities offered under this prospectus. Weinstein Smith LLP of New York, New York has served as counsel for the placement agent.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 16, 2009, as amended by the Form 10-K/A filed on August 12, 2009, as amended by the Form 10- K/A filed on November 18, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 11, 2009, as amended by the Form 10-Q/A filed on August 12, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 6, 2009;

  Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed on November 9, 2009;

  Our Current Report on Form 8-K, filed with the SEC on August 11, 2009;

  Our Current Report on Form 8-K, filed with the SEC on August 31, 2009;

  Our Current Report on Form 8-K, filed with the SEC on October 5, 2009;

  Our Current Report on Form 8-K, filed with the SEC on November 2, 2009;

  Our Current Report on Form 8-K/A, filed with the SEC on November 2, 2009

  Our Current Report on Form 8-K/A, filed with the SEC on November 23, 2009;

  Our Current Report on Form 8-K, filed with the SEC on December 9, 2009;

  Our Current Report on Form 8-K, filed with the SEC on December 17, 2009; and

  The description of our common stock, $0.01 par value per share, contained in our Registration Statement on Form 8-A, filed on May 22, 2008 pursuant to Section 12(b) of the Exchange Act.

All documents that we file after the date of this prospectus supplement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are incorporated by reference into this prospectus supplement and will automatically update information in this prospectus supplement; provided, however, that notwithstanding the forgoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: Investor Relations Manager, 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040 People's Republic of China, Tel.: (+86) 755-8370-8333.

PROSPECTUS

CHINA INFORMATION SECURITY TECHNOLOGY, INC.

$100,000,000

Common Stock
Debt Securities
Warrants
Units
________________________________

1,600,000 Shares
Common Stock
Offered by Selling Stockholder
________________________________

We may offer, issue and sell from time to time our common stock, debt securities, warrants or units up to $100,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. The selling stockholder named in this prospectus may offer and sell up to 1,600,000 shares of our common stock under this prospectus and any prospectus supplement. This prospectus provides a general description of offerings of these securities that we and the selling stockholder may undertake.

This prospectus provides you with a general description of the securities we or the selling stockholder may offer. Each time we or the selling stockholder sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the headings "Available Information" and "Incorporation by Reference," before you make your investment decision.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement. The information contained or incorporated in this prospectus or in any prospectus supplement or any free writing prospectus is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of our securities.

In any prospectus supplement relating to sales by the selling stockholder, we will identify the number of shares of our common stock that the selling stockholder will be selling. Our common stock is listed on the Nasdaq Global Select Market under the symbol "CPBY." On November 17, 2009, the last reported per share sale price of our common stock was $6.91. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The aggregate market value of our outstanding common stock held by non-affiliates is $140,988,819.04, based on 49,905,141 shares of outstanding common stock, of which 21,624,052 are held by non-affiliates, and a per share price of $6.52 based on the closing sale price of our common stock on November 13, 2009.

We or the selling stockholder may distribute the securities offered by this prospectus from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time; at market prices prevailing at the times of sale; at prices related to such prevailing market prices; or at negotiated prices. We or the selling stockholder may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus. The net proceeds that we expect to receive from such sale will also be set forth in the prospectus supplement. We will not receive any of the proceeds from the sale of common stock that may be sold by the selling stockholder.

Investing in the securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus and set forth in the documents incorporated by reference herein and in any applicable prospectus supplement or free writing prospectus before making any decision to invest in any of the securities offered hereby or in any prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 18, 2009

INFORMATION CONTAINED IN THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus. No person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offering of our securities and, if given or made, no one may rely on such unauthorized information or representations. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. You should assume that the information in this prospectus, any prospectus supplement or free writing prospectus and the documents incorporated herein and therein is accurate only as of its respective date or dates or on the date or dates specified in these documents, regardless of the time of delivery or any sale of our securities.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may offer shares of common stock, debt securities, warrants or units described in this prospectus and the applicable prospectus supplement in one or more offerings up to a total dollar amount of $100,000,000. In addition, the selling stockholder named herein may sell up to 1,600,000 shares of our common stock under our shelf registration statement. Each time we or the selling stockholder offer such securities we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements and any applicable free writing prospectuses, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement and any free writing prospectus, together with the additional information described below under the headings "Available Information" and "Incorporation by Reference." THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including "Risk Factors" and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Overview of China Information Security Technology

We are a leading provider of integrated solutions for the information security sector and full-service Geographic Information Systems, or GIS, solutions to the public security and civil-use markets in China. We specialize in providing information security technology, GIS, and digital hospital information systems. We also provide an e-Government application platform and solutions technology. We are an exclusive Certificate Authority (CA) application provider for the PRC's Shenzhen municipality. The CA certification allows us to issue digital certificates that contain a public key that can be used by the public to encrypt messages and protect the identity of the user. The CA also certifies that the public key contained in the certificate belongs to the person, organization, server or other entity noted in the certificate. CAs are currently used in China's e-Government industry and can be successfully integrated with our e-Government platforms and solutions to enhance customers' applications.

We are headquartered in Shenzhen, China and are listed on the Nasdaq Global Select Market. As of October 2009, we had more than 800 employees and 11 sales offices nationwide. We were founded in 1993.

Our customers are mostly public sector entities that use our products and services to improve the service quality and management level and efficiency of public security, traffic control, fire control, medical rescue, border control, and surveying and mapping. Our typical customers include some of the most important governmental departments in China, including the Ministry of Public Security of the People's Republic of China, the public security, fire fighting, traffic and police departments of several provinces, the Shenzhen General Station of Exit and Entry Frontier Inspection, and several provincial personnel, urban planning, civil administration, land resource, and mapping and surveying bureaus. In the future, we expect to continually expand our market and product offerings in the public sectors and other sectors, through active industry consolidation and technical capabilities reinforcement. Over the past several years, we have diversified our customer base beyond our local reach. In the future, we expect to continually expand our market and product offerings in the public and other sectors, through active industry consolidation and technical capabilities reinforcement.

We generate revenues through the sale of our integrated hardware and software products and through the provision of related support services. A significant portion of our operations are conducted through iASPEC, our variable interest entity. iASPEC is a PRC domestic company owned by our Chairman and Chief Executive Officer, who is a PRC citizen and resident. iASPEC is able to obtain governmental licenses that are restricted to PRC entities that have no foreign ownership. These licenses allow iASPEC to perform Police-use Geographic Information Systems, or PGIS, services for PRC governmental customers. Under the MSA, our subsidiary, IST, receives 100% of the net profit of iASPEC and is obligated to pay iASPEC an annual fee of $180,000 and to reimburse iASPEC for all net losses incurred by iASPEC. In fiscal years 2008 and 2007, 48% and 68% of our revenues, respectively, were generated under our exclusive commercial arrangement with iASPEC. During the three and nine month periods ended September 30, 2009, $15.43 million and $38.51 million, respectively, or 53.80% and 55.45%, respectively, of our revenues was derived under the MSA.

Corporate Structure

The following chart reflects our current corporate organizational structure:

Principal Executive Offices

Our corporate headquarters are located at 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040, People's Republic of China. Our telephone number is (+86) 755-8370-8333. We maintain a website at www.chinacpby.com that contains information about our subsidiaries CPSH and Public Security, but that information is not a part of this prospectus.

Conventions

In this prospectus, unless otherwise indicated, references to

  "Bocom" are to Shenzhen Bocom Multimedia Display Technology Co., Ltd,

  "China" and "PRC," are to the People's Republic of China,

  "CIST", "we," "us," or "our" and the "Company," are to the combined business of China Information Security Technology, Inc. and its wholly-owned subsidiary, CPSH; along with CPSH's wholly-owned subsidiaries, IST, PST, and ISSI; and ISSI's wholly-owned subsidiary, ISS; ISIID, and its operating PRC subsidiary, Bocom; iASPEC, to whose operations we succeeded on October 9, 2006 and who became our variable interest entity effective July 1, 2007, and its 57% majority owned subsidiary, Geo; and Kwong Tai, and its wholly-owned PRC subsidiary, Zhongtian.

  "CPSH" are to China Public Security Holdings Limited, a British Virgin Islands company,

  "Geo," are to Wuda Geoinformatics Co., Ltd.,

  "Hong Kong," are to the Hong Kong Special Administrative Region of China,

  "iASPEC" are to iASPEC Software Co., Ltd.,

  "ISIID," are to Information Security International Investment and Development Limited, a Hong Kong company,

  "ISS," are to Information Security Software (China) Co., Ltd., a PRC company,

  "ISSI" are to Information Security Software Investment Limited, a Hong Kong company,

  "IST" are to Information Security Technology (China) Co., Ltd., a PRC company,

  "Kwong Tai, " are to Kwong Tai International Technology Limited, a Hong Kong Limited company,

  "PST" are to Public Security Technology (China) Co., Ltd., a Hong Kong Limited company, and

  "Zhongtian," are to Shenzhen Zhongtian Technology Development Company Ltd.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement, in our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus, any applicable prospectus supplement or free writing prospectus and the documents incorporated by reference herein or therein, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risk factors, and you may lose all or any part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or free writing prospectus, the documents incorporated by reference herein or therein and other written reports and oral statements made by us from time to time may contain "forward-looking statements" within the meaning of Section 27A of the United States Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "target," "expects," "management believes," "we believe," "we intend," "we may," "we will," "we should," "we seek," "we plan," the negative of those terms, and similar words or phrases. We base these forward-looking statements on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, any prospectus supplement or free writing prospectus, the documents incorporated by reference herein or therein, and other written reports or oral statements made by us from time to time, including those set forth under "Risk Factors," in the applicable prospectus supplement, our most recent Annual Report on Form 10-K, and any updates in our Quarterly Reports on Form 10-Q, among others, that could contribute to or cause these differences.

Because the factors discussed in this prospectus, any prospectus supplement, free writing prospectus, and the documents incorporated by reference herein and therein, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of securities offered by this prospectus, the accompanying prospectus supplement, and any free writing prospectus for general corporate purposes, which may include, among other things: acquisitions; working capital; capital expenditures; research and development expenditures; investments; and repayment of debt.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any proceeds from the sale of up to 1,600,000 shares of our common stock by the selling stockholder named in this prospectus. All proceeds from the sale of such securities will be received by the selling stockholder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table shows our ratio of earnings to combined fixed charges for the periods indicated:

	Nine Months		Year Ended December 31,
	Ended September 30,
	2009	2008	2007 (1)	2006 (1)	2005 (1)	2004 (1)
Ratio of earnings to fixed charges:
Excluding interest on deposits	109.57	84.82	N/A	N/A	N/A	N/A
Including interest on deposits	110.62	85.55	N/A	N/A	N/A	N/A

(1)	During the years ended December 31, 2007, 2006, 2005 and 2004, we did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to combined fixed charges is not applicable for these periods.

We have computed the ratio of earnings to combined fixed charges set forth above by dividing earnings from continuing operations by fixed charges. For the purpose of determining the ratios, earnings include pre-tax income from continuing operations, extraordinary charges and changes in accounting principles plus fixed charges (excluding capitalized interest). Fixed charges consist of the sum of interest on all indebtedness (including capitalized interest), interest expense on deposits, as applicable, and interest within rental expense, which is estimated to be one-third of rental expense. We do not have any preferred stock issued and outstanding.

SELLING STOCKHOLDER

This prospectus relates to the resale by Jiang Huai Lin, our Chairman and Chief Executive Officer, of up to 1,600,000 shares of our common stock from time to time. Between October 6, 2006 and January 31, 2007, our shareholders approved a series of transactions whereby we purchased all of the issued and outstanding stock of CPSH from Jiang Huai Lin for 25,500,000 shares of our common stock. As a result of these transactions CPSH and its wholly-owned subsidiary, PST, became our wholly-owned subsidiaries, and Mr. Lin became the beneficial owner of 25,500,000 shares of our common stock. As of November 13, 2009, Mr. Lin beneficially owned 21,750,080 shares of our common stock, including 2,600,000 shares held indirectly through Total Devices Management , Ltd., an entity that is wholly-owned by Mr. Lin, which represents 43.58% of the outstanding shares of our common stock. Assuming the sale by Mr. Lin of all of the 1,600,000 shares of our common stock pursuant to this prospectus, one or more prospectus supplements and any free writing prospectuses, Mr. Lin would continue to beneficially own 20,150,080 shares of our common stock, which represents 40.38% of the outstanding shares of our common stock. Beneficial ownership percentages are calculated based on Rule 13d-3 of the Exchange Act using 49,905,141 shares of common stock outstanding as of November 13, 2009.

Information about Mr. Lin as the selling stockholder of up to 1,600,000 shares will be set forth in a prospectus supplement relating to any resale of these shares by Mr. Lin, a post-effective amendment to this registration statement, or in filings we make with the SEC under the Exchange Act, which would be incorporated into this prospectus by reference.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share. As of November 13, 2009, we have 49,911,141 shares of common stock issued and 49,905,141 outstanding. We do not have any authorized preferred stock.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our independent stock transfer agent is Island Stock Transfer, Inc., 100 2nd Avenue South, Suite 104N, St. Petersburg, Florida 33701. Their telephone number is (727) 289-0010.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and by-laws contain certain provisions that may have the effect of entrenching our existing board members, delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors. These provisions include:

  Special Meetings of Shareholders — Our articles of incorporation provide that special meetings of the stockholders can only be called by our president, or the board of directors, or the president or secretary at the written request of our stockholders holding not less than 10% of all the issued and outstanding stock.

  Advance Notice Procedures — Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders. At an annual meeting, our stockholders elect a board of directors and transact such other business as may properly be brought before the meeting. By contrast, at a special meeting, our stockholders may transact only the business for the purposes specified in the notice of the meeting unless all of our stockholders entitled to vote are present at the special meeting and consent.

  Contracts and Transactions with Interested Directors — We may enter into a contract or a transaction with an entity in which our directors have a financial interest only if (a) such relationship has been disclosed to our board of directors or the committee, and our board of directors or the committee in good faith authorizes the contract or the transaction by the affirmative vote of a majority of the disinterested directors; (b) such relationship has been disclosed to our stockholders, and our stockholders have approved in good faith the contract or the transaction; or (c) the contract or transaction was fair to us at the time it was entered into and is later duly authorized, approved or ratified by our board of directors, the committee or stockholders.

  Amendment of By-laws — Our by-laws may be amended by our board of directors alone.

  Authorized but Unissued Shares — Our board of directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholders' approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Nevada Law

Business Combinations

We have opted out of the "business combination" provisions of Sections 78.411 to 78.444 of Nevada's Combinations with Interested Stockholders statute. In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various "combination" transactions with any interested stockholder:

  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

  after the expiration of the three-year period, unless:

  the board of directors approved the transaction or the acquisition of shares prior to the attainment of interested status the disinterested stockholders approve the transaction at a meeting not sooner than the expiration of the 3-year period; or

  (1) the consideration received by the disinterested stockholders is not less than the higher of (A) the highest price per share paid by the interested stockholder while holding 5% stockholder status and during the 3 years prior to (and inclusive of) announcement of the combination or the acquisition of the shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), (B) the market price on the date of announcement of the combination or the acquisition of shares (whichever is higher), plus annually compounded interest from such date, less the amount of any dividends distributed (up an amount equal to the interest accrued), or, (C) in the case of holders of preferred stock, the highest aggregate preferential liquidation and dividend amount to which such holders are entitled; and (2) the interested stockholder has not acquired additional shares in between becoming an interested stockholder and consummating a combination transaction other than (A) as part of becoming an interested stockholder, (B) by virtue of proportional adjustments or distributions by the corporation, (C) in a combination authorized under this statute or (D) at a price that, if paid in a permissible combination, would satisfy the requirements above.

With respect to a combination transaction proposed in good faith by an interested stockholder, the board of directors must respond within 30 days (or less if required by the 1934 Act) detailing its response and reasons. For a share purchase, if the board of directors does not respond affirmatively within 30 days (or less if required by the 1934 Act), it will be deemed to have disapproved of the purchase.

A "combination" is defined to include any of the following, in one transaction or a series of transactions, with an "interested stockholder": (a) a merger or consolidation; (b) a commercial transaction having a value of at least 5% of the value of the assets or stock of the corporation or 10% of the net income of such corporation; (c) a transaction involving the direct or indirect issuance of shares by the corporation to the interested stockholders representing at least 5% of the aggregate market value of the outstanding shares (unless part of a transaction applying equally to all stockholders of the corporation); (d) a transaction involving the liquidation or dissolution of the corporation; (e) any reclassification, split or distribution of shares or issuance of new shares for a proportionately greater number of old shares, recapitalization, internal reorganization or any other transaction having the effect of increasing the interested stockholder's interest; or (f) any transaction involving a loan, advance, guarantee or other financial benefit to an interested stockholder other than proportionately as a stockholder of the corporation.

In general, an "interested stockholder" is defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate of the corporation that has been a 10% beneficial owner within the preceding 3 years.. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

As of the date of this prospectus, we have amended our Articles of Incorporation to state that we elect not to be governed by these provisions.

Control Share Acquisitions

Nevada's Acquisition of Controlling Interest statute (NRS Sections 78.378 -78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to us.

The Acquisition of Controlling Interest statute generally provides that any person directly or indirectly acquiring a "controlling interest" in an "issuing corporation" obtains only those voting rights with respect to shares purchased within the 90-day period leading up to the attainment of "control" status as are approved by the disinterested stockholders of the corporation. A "controlling interest" is deemed to be the direct or indirect power to exercise at least 20% of the voting power of the stockholders in the election of directors. An "issuing corporation" is a Nevada corporation directly or indirectly doing business in Nevada with at least 200 stockholders, of which 100 must be stockholders of record and Nevada residents. An acquiring person may request a special meeting of the stockholders (the costs of which would be borne by such person) by delivering an "offeror's statement" to the corporation or the matter will be submitted to a vote of the stockholders at their next special or annual meeting. An "offeror's statement" must identify itself as such and include descriptions of the acquiror and its associates, the number and percentage of shares owned or intended to be acquired and, if applicable, the intended terms and means of acquisition of the shares. An issuing corporation may adopt a provision, on or before the date 10 days following the control share acquisition, allowing the corporation to call for the redemption of an acquiring person's shares (at their average acquisition price) if (a) the acquiring person fails to deliver an offeror's statement within 10 days following acquisition of the controlling interest or (b) the offeror's statement is delivered but the stockholders fail to confer full voting rights to the control shares.

On or before the 10th day following the control share acquisition, if (x) the control shares are conferred full voting rights by the stockholders, and (y) the acquiring person has obtained a majority or more of all voting power, any disinterested stockholder not voting in favor of conferring voting rights to the control shares may demand payment for his shares at a price not less than the average acquisition price. The Board must give notice and opportunity to elect to be bought out to all stockholders not voting in favor of the grant of full voting rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or traded separate and apart from the common stock and/or debt securities. Each series of warrants will be issued under a warrant agreement all as set forth in a prospectus supplement. A copy of the form of warrant agreement, including any form of warrant certificates representing the warrants, reflecting the provisions to be included in the warrant agreements and/or warrant certificates that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to a Form 8-K to be incorporated by reference into this prospectus and the applicable prospectus supplement prior to the issuance of any warrants.

The applicable prospectus supplement or term sheet will describe the terms of the warrants offered thereby, any warrant agreement relating to such warrants and the warrant certificates, including but not limited to the following:

  the offering price or prices;

  the aggregate amount of securities that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;

  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  the number of securities, if any, with which such warrants are being offered and the number of such warrants being offered with each security;

  the date on and after which such warrants and the related securities, if any, will be transferable separately;

  the amount of securities purchasable upon exercise of each warrant and the price at which the securities may be purchased upon such exercise, and events or conditions under which the amount of securities may be subject to adjustment;

  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

  any material risk factors, if any, relating to such warrants;

  the identity of any warrant agent; and

  any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

The terms of the warrants that we offer may or may not have the same material terms as the Company's outstanding warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, if any, on the securities purchasable upon such exercise, statutory appraisal rights or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that material U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities that we may issue. We will file a prospectus supplement and we may file a free writing prospectus that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of senior debt, senior subordinated debt or subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities that we may offer will be issued under an indenture between us and an entity, identified in the applicable prospectus supplement, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement and any free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with "original issue discount," or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  the title and authorized denominations of the series of debt securities;

  any limit on the aggregate principal amount of the series of debt securities;

  whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

  the price or prices at which the debt securities will be issued;

  the date or dates on which principal is payable;

  the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  the right, if any, to extend the interest payment periods and the duration of the extensions;

  our rights or obligations to redeem or purchase the debt securities;

  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  the currency or currencies of payment of principal or interest;

  the terms applicable to any debt securities issued at a discount from their stated principal amount;

  the terms, if any, under which any debt securities will rank junior to any of our other debt;

  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  the provisions, if any, relating to any collateral provided for the debt securities;

  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

  the nature and terms of any security for any secured debt securities; and

  any other specific terms of any debt securities.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other secured/unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility, and senior in right of payment to the prior payment in full of all of our debt which by its terms is subordinated, including the subordinated debt securities. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Our debt securities may be convertible into or exchangeable for shares of our equity securities or other securities that are covered by this prospectus. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  the conversion or exchange price;

  the conversion or exchange period;

  provisions regarding the ability of us or the holder to convert or exchange the debt securities;

  events requiring adjustment to the conversion or exchange price; and

  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term "Event of Default," when used in the indenture, unless otherwise indicated, means any of the following:

  failure to pay interest for 30 days after the date payment is due and payable;

  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  failure to make sinking fund payments when due;

  failure to perform other covenants for 60 days after notice that performance was required;

  events in bankruptcy, insolvency or reorganization relating to us; or

  any other Event of Default provided in the applicable officer's certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities.

The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  the holder has previously given to the trustee written notice of default and continuance of such default;

  the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

  the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  the trustee has not instituted the action within 60 days of the request; and

  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  by the depositary for such registered global security to its nominee;

  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

  ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  will not be entitled to have the debt securities represented by a registered global security registered in their names;

  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

  will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within 60 days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

  we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

  in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

  secure any debt securities and provide the terms and conditions for the release or substitution of the security;

  evidence the assumption by a successor corporation of our obligations;

  add covenants for the protection of the holders of debt securities;

  add any additional events of default;

  cure any ambiguity or correct any inconsistency or defect in the indenture;

  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

  establish the forms or terms of debt securities of any series;

  eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

  make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

  extend the final maturity of any debt security;

  reduce the principal amount or premium, if any;

  reduce the rate or extend the time of payment of interest;

  reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

  change the currency in which the principal, premium or interest, if any, is payable;

  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

  impair the right to institute suit for the enforcement of any payment on any debt security when due;

  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

  a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a non-consenting holder; or

  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture.

Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

  would not conflict with any rule of law or with the relevant indenture;

  would not be unduly prejudicial to the rights of another holder of the debt securities; and

  would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  any additional terms of the governing unit agreement.

The applicable prospectus supplement and any free writing prospectus will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement and any free writing prospectus does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. A copy of the form of unit agreement, including any form of unit certificates representing the units, reflecting the provisions to be included in the unit agreements and/or unit certificates that will be entered into with respect to particular offerings of units, will be filed as an exhibit to a Form 8-K to be incorporated by reference into this prospectus and the applicable prospectus supplement prior to the issuance of any units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

  directly to investors, including through a specific bidding, auction or other process;

  to investors through agents;

  directly to agents;

  to or through brokers or dealers;

  to the public through underwriting syndicates led by one or more managing underwriters;

  to one or more underwriters acting alone for resale to investors or to the public; and

  through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

In addition, the selling stockholder may sell shares of our common stock under this prospectus in any of these ways. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We or the selling stockholder may distribute the securities offered by this prospectus from time to time in one or more transactions:

  at a fixed price or prices, which may be changed from time to time;

  at market prices prevailing at the times of sale;

  at prices related to such prevailing market prices; or

  at negotiated prices.

The selling stockholder may also sell shares of our common stock under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The accompanying prospectus supplement and any free writing prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  the name or names of any underwriters, dealers or agents;

  the purchase price of the securities and the proceeds to us and the selling stockholder from the sale;

  any over-allotment options under which underwriters may purchase additional securities from us or the selling stockholder;

  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

  any public offering price;

  any discounts or concessions allowed or re-allowed or paid to dealers; and

  any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or the selling stockholder in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we or the selling stockholder pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us or the selling stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities offered and sold by us pursuant to this prospectus will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Global Select Market. Any common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq Global Select Market, subject to official notice of issuance. We may elect to list any series of debt securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates or the selling stockholder in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

The selling stockholder and any other person participating in a distribution of the Securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities being offered pursuant to this prospectus to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

LEGAL MATTERS

The validity of the issuance of the securities being offered by this prospectus will be passed upon by Holland & Hart LLP, Reno, Nevada. The legality of the Management Services Agreement, effective as of July 1, 2007, by and among PST, iASPEC, and Jiang Huai Lin and Jin Zhu Cai, has been passed upon by Zhong Lun Law Firm. Zhong Lun Law Firm is the Company's legal counsel in China.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the years ended December 31, 2008 and 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by GHP Horwath, P.C., an independent registered public accounting firm, as set forth in its reports thereon, which conclude that we did not maintain effective internal control over financial reporting as of December 31, 2008, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents that we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act: (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, as amended by the Form 10-K/A filed on August 12, 2009, and as amended by the Form 10-K/A filed on November 18, 2009; (ii) our Proxy Statement filed on March 25, 2009; (iii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009, as amended by the Form 10-Q/A filed on August 12, 2009; (iv) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 6, 2009; (v) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009 (vi) our Current Report on Form 8-K filed with the SEC on August 11, 2009; (vii) our Current Report on Form 8-K filed with the SEC on August 31, 2009; (viii) our Current Report on Form 8-K filed with the SEC on October 5, 2009; (ix) our Current Report on Form 8-K filed with the SEC on November 2, 2009; (x) our Current Report on Form 8-K/A filed with the SEC on November 2, 2009; (xi) the description of our common stock set forth in our registration statement on Form 8-A, filed on May 22, 2008 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report updating such description; and (xii) all of our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

You should rely only upon the information provided in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference herein or therein. We have not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus, or the documents incorporated by reference herein or therein, is accurate as of any date other than their respective date or dates or on the date or dates specified in these documents.

You may request a copy of these filings, at no cost, by written or oral request made to us to the attention of: Investor Relations Manager, 21st Floor, Everbright Bank Building, Zhuzilin, Futian District, Shenzhen, Guangdong, 518040 People's Republic of China, Tel.: (+86) 755-8370-8333. If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, prospectuses and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.chinacpby.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We have filed a registration statement on Form S-3 with the SEC with respect to the securities offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits filed as part of the registration statement. For further information about us and the securities offered in this offering, you may refer to the registration statement and its exhibits and schedules as well as the documents described herein or incorporated herein by reference. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

INDEMNIFICATION

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

  We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have power to indemnify against liability, reasonable expense or other matter whatsoever.

  We may at the discretion of our board of directors purchase and maintain insurance on behalf of our company and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnity provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Primary Offering:
1,652,033 Shares of Common Stock
Warrants to Purchase up to 813,008 Shares of Common Stock

Secondary Offering:
1,600,000 Shares of Common Stock

China Information Security Technology, Inc.

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PROSPECTUS SUPPLEMENT

January 7, 2010

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Rodman & Renshaw, LLC